Exhibit 99.1

Capitalized terms used in this Exhibit 99.1 and not otherwise defined herein have the meanings ascribed to them in the Proxy Materials.

Unaudited Condensed Combined Pro Forma Financial Data of Smucker

The following unaudited condensed combined pro forma financial data and notes thereto have been prepared by Smucker to give effect to the proposed Merger and the consummation of Smucker’s currently contemplated financing transactions related to the proposed Merger. At the effective time of the Merger, Folgers will be merged with a wholly owned acquisition subsidiary of Smucker with Folgers becoming a wholly owned subsidiary of Smucker. The transaction is being accounted for as a purchase business combination with Smucker as the accounting acquirer in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations. Under this method of accounting the purchase price will be allocated to Folgers’ assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Merger.

The process of valuing Folgers’ tangible and intangible assets and liabilities, as well as evaluating accounting policies for conformity, is still in the preliminary stages. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited condensed combined pro forma financial information. Material revisions to Smucker’s current estimates could be necessary as the valuation process and accounting policy review are finalized. As a result, the actual amount of depreciation and amortization expense may be materially different from that presented. Smucker currently expects that the process of determining fair value of the tangible and intangible assets acquired (including independent appraisals) and liabilities assumed will be completed within one year of consummation of the Merger.

The Unaudited Condensed Combined Pro Forma Statements of Income combines the Folgers’ unaudited historical Combined Statement of Income for the twelve months ended March 31, 2008 and the three months ended June 30, 2008, with Smucker’s historical Statement of Consolidated Income for the fiscal year ended April 30, 2008 and unaudited historical Condensed Statement of Consolidated Income for the three months ended July 31, 2008, to reflect the proposed Merger as if it had occurred as of May 1, 2007. The Unaudited Condensed Combined Pro Forma Balance Sheet combines the historical Combined Balance Sheet of Folgers as of June 30, 2008, with Smucker’s unaudited Consolidated Balance Sheet as of July 31, 2008 to reflect the proposed Merger as if it has occurred as of July 31, 2008. The historical consolidated financial information has been adjusted to give effect to pro forma adjustments that are:

•	directly attributable to the Merger;

•	reclassifications made to conform Folgers’ presentations to those of Smucker;

•	reflective of Smucker’s currently contemplated financing transactions related to the proposed Merger; and

•	factually supportable.

The unaudited condensed combined pro forma financial data should be read in conjunction with:

•	accompanying notes to the unaudited condensed combined pro forma financial data;

•	Smucker’s historical audited consolidated financial statements for the fiscal year ended April 30, 2008 and unaudited consolidated financial statements for the three months ended July 31, 2008; and

•

Folgers’ historical audited combined financial statements for the fiscal years ended June 30, 2007 and 2008 and its unaudited combined financial statements as of and for the nine months ended March 31, 2008.

The unaudited condensed combined pro forma financial data has been prepared for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor are they necessarily indicative of any future operating results or financial position.

The Merger has not been consummated as of the date of the preparation of these unaudited condensed combined pro forma financial data and there can be no assurances that the Merger transaction will be consummated. See “Risk Factors” in the definitive proxy statement of Smucker dated September 3, 2008 for additional discussion of risk factors associated with the pro forma financial data.

Items Not Reflected in the Unaudited Condensed Combined Pro Forma Financial Data

The unaudited condensed combined pro forma financial data does not include any adjustments related to restructuring or one-time charges, potential profit improvements, potential cost savings, or charges related to the Transition Services Agreement described in the the definitive proxy statement of Smucker dated September 3, 2008 under “Additional Agreements,” which may result from the Merger, or the result of final valuations of tangible and intangible assets and liabilities, which will not be determined until after the consummation of the Merger. The Transition Services Agreement consists of services which were performed by P&G for the Coffee Business prior to the Merger on a historical basis, and the costs of which were contemplated in cost allocations included within Folgers’ historical combined financial data. Accordingly, no additional adjustments with respect to costs were required to be reflected in the unaudited condensed combined pro forma income statement. Smucker is currently developing plans to integrate the operations of Smucker and Folgers, which may involve costs that may be material. Smucker expects that the anticipated profit improvements generated from these actions, as well as other potential synergies of approximately $80 million, are expected to be fully realized by fiscal 2010. The synergies are expected to come from efficiencies of combining Smucker and Folgers, and leveraging the current administrative, selling and marketing functions, along with Smucker’s supply-chain and distribution network. Integration teams will be formed to further develop and execute detailed implementation programs, the related costs of which have not been determined.

Folgers’ historical combined financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not fully reflect what Folgers’ financial position and results of operations would have been had Folgers been a standalone company during the periods presented.

Folgers’ historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the Coffee Business. Folgers’ historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Coffee Business. In addition, certain expenses reflected in the combined financial statements include allocations of corporate expenses from P&G.

Unaudited Condensed Combined Pro Forma Balance Sheet

As of July 31, 2008 for Smucker

	Historical		Pro Forma
	Smucker as of July 31, 2008	Folgers as of June 30, 2008	Excluded Assets and Liabilities (A)	Adjustments		Combined
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$142.7	$—	$—	$400.0	(H)	$269.0
				(273.7	)(L)
Restricted cash	—	17.4	—	—		17.4
Trade receivables, less allowance for doubtful accounts	182.7	90.2	(90.2)	—		182.7
Inventories	471.8	161.9	—	92.4	(B)	726.1
Other current assets	37.9	21.2	(1.7)	—		57.4

Total Current Assets	835.1	290.7	(91.9)	218.7		1,252.6
Property, plant, and equipment, net	505.9	312.7	—	62.5	(C)	881.1

Other Noncurrent Assets:
Goodwill	1,149.5	4.2	—	1,751.5	(D)	2,901.0
				(4.2	)(E)
Other intangible assets, net	632.9	—	—	2,322.0	(F)	2,954.9
Marketable securities	15.5	—	—	—		15.5
Other noncurrent assets	93.4	21.4	—	—		114.8

Total Other Noncurrent Assets	1,891.3	25.6	—	4,069.3		5,986.2

TOTAL ASSETS	$3,232.3	$629.0	$(91.9)	$4,350.5		$8,119.9

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$154.9	$29.3	$(3.6)	$—		$180.6
Current portion of long-term debt	75.0	1.0	—	—		76.0
Other current liabilities	173.8	48.1	(30.7)	26.5	(G)	217.7

Total Current Liabilities	403.7	78.4	(34.3)	26.5		474.3

Noncurrent Liabilities:
Long-term debt	713.9	6.8	—	750.0	(H)	1,470.7
Other noncurrent liabilities	297.4	68.9	(18.7)	916.5	(I)	1,264.1

Total Noncurrent Liabilities	1,011.3	75.7	(18.7)	1,666.5		2,734.8
Total Equity	1,817.3	474.9	(38.9)	(436.0	)(J)	4,910.8
				3,367.2	(K)
				(273.7	)(L)

TOTAL LIABILITIES AND EQUITY	$3,232.3	$629.0	$(91.9)	$4,350.5		$8,119.9

Unaudited Condensed Combined Pro Forma Statement of Income

For the Three Months Ended July 31, 2008 for Smucker

	Historical		Pro Forma
	Smucker three months ended July 31, 2008	Folgers three months ended June 30, 2008	Reclassification (M)	Adjustments		Combined
	(in millions, except per share data)
Net sales	$663.7	$379.9	$—	$—		$1,043.6
Cost of products sold	455.9	243.5	(16.6)	1.6	(N)	677.5
				(6.9	)(O)

Gross Profit	207.8	136.4	16.6	5.3		366.1
Selling, distribution, and administrative expenses	131.9	62.0	16.6	6.9	(P)	217.4
Merger and integration costs	3.4	—	—	—		3.4
Restructuring costs	0.5	—	—	—		0.5
Other operating expense—net	0.2	—	—	—		0.2

Operating Income	71.8	74.4	—	(1.6)		144.6
Interest income	1.3	—	—	—		1.3
Interest expense	(10.7)	(0.1)	—	(11.3	)(Q)	(22.1)
Other income—net	1.0	—	—	—		1.0

Income Before Incomes Taxes	63.4	74.3	—	(12.9)		124.8
Income taxes	21.1	27.4	—	(4.7	)(R)	43.8

Net Income	$42.3	$46.9	$—	$(8.2)		$81.0

Net income per common share	$0.78					$0.69

Net income per common share—assuming dilution	$0.77					$0.69

Weighted-average shares outstanding	54.3				(S)	117.4

Weighted-average shares outstanding—assuming dilution	54.7				(S)	117.8

Unaudited Condensed Combined Pro Forma Statement of Income

For the Fiscal Year Ended April 30, 2008 for Smucker

	Historical		Pro Forma
	Smucker year ended April 30, 2008	Folgers twelve months ended March 31, 2008	Reclassification (M)	Adjustments		Combined
	(in millions, except per share data)
Net sales	$2,524.8	$1,771.4	$—	$—		$4,296.2
Cost of products sold	1,741.1	1,158.1	(108.3)	6.2	(N)	2,784.2
				(12.9	)(O)
Cost of products sold—restructuring	1.5	—	—	—		1.5

Gross Profit	782.2	613.3	108.3	6.7		1,510.5
Selling, distribution, and administrative expenses	490.7	232.8	135.6	27.8	(P)	886.9
Merger and integration costs	8.0	—	—	—		8.0
Other restructuring costs	3.2	—	—	—		3.2
Other operating income—net	(3.9)	—	(27.3)	—		(31.2)

Operating Income	284.2	380.5	—	(21.1)		643.6
Interest income	13.2	—	—	—		13.2
Interest expense	(42.1)	(1.1)	—	(45.3	)(Q)	(88.5)
Other expense—net	(0.5)	—	—	—		(0.5)

Income Before Incomes Taxes	254.8	379.4	—	(66.4)		567.8
Income taxes	84.4	143.8	—	(24.5	)(R)	203.7

Net Income	$170.4	$235.6	$—	$(41.9)		$364.1

Net income per common share	$3.03					$3.05

Net income per common share—assuming dilution	$3.00					$3.04

Weighted-average shares outstanding	56.2				(S)	119.4

Weighted-average shares outstanding—assuming dilution	56.7				(S)	119.9

THE J. M. SMUCKER COMPANY

NOTES TO UNAUDITED CONDENSED COMBINED

PRO FORMA FINANCIAL DATA

(dollars in millions, except per share data)

Note 1—Basis of Pro Forma Presentation

The unaudited condensed combined pro forma financial data related to the Merger is included for the fiscal year ended April 30, 2008 and as of and for the three months ended July 31, 2008. At the effective time of the proposed merger, Folgers will be merged with a wholly owned acquisition subsidiary of Smucker with Folgers surviving as a wholly owned subsidiary of Smucker. In the Merger, Folgers’ shareholders will receive one Smucker common share for each share of Folgers common stock they own. Upon completion of the Merger, Folgers shareholders will own Smucker common shares representing approximately 53.5% of the outstanding Smucker common shares.

The transaction is being accounted for as a purchase business combination with Smucker as the accounting acquirer. Accordingly, Smucker’s cost to purchase Folgers will be allocated to the assets acquired and the liabilities assumed based upon their respective fair values on the date the Merger is completed. The estimated total purchase price of the Merger based upon the estimated 63.2 million shares to be issued and the guarantee of approximately $350 of debt is as follows:

Estimated total value of Smucker common shares to be issued (K)	$3,367.2
Folgers debt issued prior to the Merger	350.0
Estimated Smucker transaction costs (G)	15.0

Total estimated purchase price	$3,732.2

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Folgers’ net tangible and intangible assets and liabilities based on their estimated fair values as of the date of consummation of the Merger. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the Merger is completed and after completion of a final analysis to determine the fair values of Folgers’ tangible assets, identifiable intangible assets, and liabilities as of the date of consummation of the Merger. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the Unaudited Condensed Combined Pro Forma Statements of Income due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The preliminary estimated purchase price is allocated as follows:

Tangible assets	$687.8
Identifiable indefinite-lived intangible assets	1,767.0
Identifiable finite-lived intangible assets	555.0
Goodwill	1,751.5
Liabilities assumed	(62.4)
Deferred taxes	(966.7)

Total preliminary estimated purchase price allocation	$3,732.2

Certain amounts in the historical combined financial statements of Folgers have been reclassified to conform with Smucker’s historical financial presentation. The unaudited condensed combined pro forma financial data presented in this document do not necessarily indicate the results of operations or the combined financial position that would have resulted had the Merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2—Pro Forma Adjustments

The pro forma and reclassifications adjustments included in the unaudited condensed combined pro forma financial data are as follows:

(A)	Pursuant to the Transaction Agreement, certain assets and liabilities will not be included in the Distribution and Folgers’ subsequent Merger. Adjustments have been made to remove these allocated items.

(B)	Historical inventory of Folgers has been adjusted by Smucker to estimated fair values including the elimination of last-in, first-out, (“LIFO”) reserves. Smucker accounts for inventory on a first-in, first-out (“FIFO”) basis.

(C)	Net book value of property, plant and equipment of Folgers has been adjusted by Smucker to estimated fair value based on a preliminary assessment of the acquired assets. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statements of Income, the fair value adjustment is being depreciated over an estimated weighted-average useful life of 10 years.

(D)	Goodwill, representing the excess of the purchase price paid over Smucker’s preliminary estimates of the fair value of the assets and liabilities assumed, has been recorded.

(E)	Historical goodwill of Folgers has been eliminated in recording the Merger.

(F)	Intangible assets related to Folgers have been recorded based on Smucker’s preliminary estimate of fair value determined based upon the present value of the estimated future cash flows projected by management.

Indefinite-lived intangible assets of approximately $1,767 are primarily brand-related trade names principally associated with the Folgers brand. Smucker preliminarily assigned an indefinite life to these intangible assets as these brand-related intangible assets have no legal, regulatory or contractual provisions that may limit their maximum useful lives, and Smucker expects that they will directly or indirectly contribute to cash flows of Smucker for an indefinite period. Key factors included in Smucker’s determination were the Folgers brand strong history, its leading market share in the U.S. retail coffee category, the current and anticipated competitive environment and the anticipated future operating plans for the brand under Smucker ownership.

Finite-lived intangible assets of approximately $555 are primarily customer relationship assets, intellectual property, and technology based assets. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statements of Income, the finite-lived intangible assets are being amortized over an estimated weighted-average useful life of 20 years. Smucker’s preliminary assessment of the weighted-average useful life is based on historical attrition experience of similar assets.

(G)	Historical other current liabilities of Smucker and Folgers have been adjusted to reflect the accrual of estimated costs expected to be paid as a result of the Merger including change in control payments, investment banking and other professional fees.

(H)	Upon completion of the Transactions, Smucker will guarantee the issuance of $350 of Folgers LIBOR-based variable rate debt. Smucker also intends to incur additional debt in a private placement of approximately $400 as part of the Merger transaction, of which up to $274 may be used to finance the Smucker Special Dividend. Although the $400 private placement is not expected to be completed and funded until late October 2008, Smucker expects the debt to consist of fixed-rate senior unsecured notes due primarily in 2018. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statements of Income an estimated weighted-average borrowing rate of 6.0 percent was used based on the anticipated borrowing rates applicable to the two financing transactions.

(I)	Differences in the financial reporting and tax reporting treatment of assets acquired and liabilities assumed in the purchase transaction result in a deferred income tax adjustment. Smucker’s preliminary estimate of the deferred tax adjustment resulting from the purchase accounting adjustments was calculated at a tax rate of 37%, representing Smucker’s best estimate of its statutory income tax rates for all tax jurisdictions.

(J)	Historical equity accounts of Folgers, consisting of an equity contribution from P&G and accumulated other comprehensive income, have been eliminated in recording the Merger.

(K)	Adjustment to reflect the impact of issuing approximately 63.2 million Smucker common shares at an estimated price of approximately $53.31 per share. This price represents an average estimated closing price of Smucker common shares for the period beginning two trading days before and concluding two trading days after the announcement of the Merger and has not been adjusted to reflect the impact of the Smucker Special Dividend payable in connection with the Merger.

(L)	Adjustment to reflect the Smucker Special Dividend payable in connection with the Merger to Smucker shareholders as of the record date.

(M)	Reclassifications have been made to the Folgers Unaudited Condensed Combined Statements of Income to conform to the presentation used by Smucker for:

a.	warehousing and distribution expenses included in cost of products sold by Folgers but included in selling, distribution and administrative expenses by Smucker, and

b.	net proceeds from insurance settlements included in selling, distribution and administrative expenses by Folgers but included in other operating income—net by Smucker.

(N)	Depreciation expense will increase as a result of the preliminary adjustment to record Folgers’ property, plant and equipment at estimated fair values. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statements of Income, the fair value adjustment is being depreciated using a straight-line method over an estimated weighted-average useful life of 10 years.

(O)	Adjustment to reflect change in Folgers’ inventory accounting method from LIFO to FIFO in order to conform with Smucker’s inventory accounting method.

(P)	Amortization expense will increase as a result of the preliminary adjustment to record identifiable finite-lived intangible assets of the Coffee Business. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statements of Income, the finite-lived intangible assets are being amortized using a straight-line method over an estimated weighted-average useful life of 20 years.

(Q)	Interest expense will increase as a result of the expected financing transactions described in (H). Although the $400 private placement is not expected to be completed and funded until late October 2008, Smucker expects the debt to consist of fixed-rate senior unsecured notes due primarily in 2018. For purposes of determining the impact on the Unaudited Condensed Combined Pro Forma Statements of Income an estimated weighted-average borrowing rate of 6.0% was used based on the anticipated borrowing rates applicable to the two financing transactions, in part based on a three-month forward LIBOR as of October 1, 2008. An assumed increase in the estimated weighted-average borrowing rate of 12.5 basis points would increase annual interest expense by approximately $0.9 and reduce net income per common share by less than $0.01.

(R)	Estimated income tax expense impact of pro forma adjustments is calculated based on a rate of 37%. This rate represents Smucker’s best estimate of its statutory income tax rates for all tax jurisdictions.

(S)	Pro forma per share data is based on the weighted-average common shares of Smucker for the period presented and assumes the issuance of approximately 63.2 million Smucker common shares in the Merger. For the three months ended July 31, 2008, options to purchase 6,318 Smucker common shares at prices ranging from $52.20 to $53.33 per share were outstanding but were not included in the computation of weighted-average shares outstanding—assuming dilution, as the options’ exercise prices were greater than the average market price of the common shares, and therefore, the effect would be antidilutive. For the year ended April 30, 2008, no Smucker securities were excluded from the computation of weighted-average shares outstanding – assuming dilution.